EXHIBIT 10.2
FIRST INDUSTRIAL REALTY TRUST, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
     AGREEMENT, made and entered into as of January 9, 2009 by and between First Industrial Realty Trust, Inc. (“FR”) and Bruce W. Duncan (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in FR’s 2001 Stock Incentive Plan (the “Plan”).
     WHEREAS, the Grantee has entered into an employment agreement (the “Employment Agreement”), executed and effective as of the date hereof, by and among the Grantee, FR and First Industrial, L.P. (the “Employer” and, together with FR, the “Company”); and
     WHEREAS, in accordance with the Employment Agreement, the Committee desires to make an award of Restricted Stock Units to Grantee as an “employment inducement award” (within the meaning of Rule 303A.00 of the New York Stock Exchange Listed Company Manual).
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, FR and the Grantee agree as follows:
1. Grant. Pursuant to the Employment Inducement Award exception to the shareholder approval requirements of the New York Stock Exchange set forth in Rule 303A.00 of the New York Stock Exchange Listed Company Manual, FR hereby grants to the Grantee 1,000,000 Restricted Stock Units, it being understood that the grant of such Restricted Stock Units is not made pursuant to the Plan or any other equity-based incentive plan of FR or its affiliates; provided that, other than as is inconsistent with the terms of this Agreement, this Agreement shall be administered consistent with the provisions of the Plan, the terms of which are incorporated herein by reference. Each Restricted Stock Unit represents the right to receive in the future, subject to the terms and conditions set forth in this Agreement and the Plan, one (1) share of common stock, par value $.01 per share, of FR (“Stock”). The Restricted Stock Units will be credited to the Grantee in an unfunded bookkeeping account established for the Grantee by FR. The Restricted Stock Units are granted as of the date hereof.
2. Vesting. (a) Subject to Sections 2(b) and 2(c), the Restricted Stock Units shall vest under the following circumstances:
     (i) 600,000 of the Restricted Stock Units (the “Service RSUs”) shall vest in equal 25 percent installments annually on each of December 31, 2009, 2010, 2011 and 2012, so long as the Grantee is employed with the Company on the applicable vesting date; and
     (ii) 400,000 of the Restricted Stock Units (the “Performance RSUs”) shall vest upon the achievement of both (x) the applicable service-based condition described in Section 2(a)(ii)(A) (the “Service Condition”) and (y) the applicable performance condition described in Section 2(a)(ii)(B) (the “Performance Condition”).
     (A) The “Service Condition” shall be deemed to have been achieved as to 100,000 of the Performance RSUs annually on each of December 31, 2009, 2010, 2011 and 2012, so long as the Grantee is employed with the Company on the applicable date (the Performance RSUs as to which the Service Condition is deemed to have been achieved on each of the such dates, the

“Tranche A RSUs,” the “Tranche B RSUs,” the “Tranche C RSUs” and the “Tranche D RSUs,” respectively).
     (B) The “Performance Condition” shall be deemed to have been achieved as to 25% of each of the Tranche A RSUs, the Tranche B RSUs, the Tranche C RSUs and the Tranche D RSUs upon each of the following dates:
     (1) such date as the Stock shall have maintained a Fair Market Value (as defined in the Plan) of $11 for at least fifteen (15) trading days at any time during the period commencing on the Effective Date and ending on December 31, 2013;
     (2) such date as the Stock shall have maintained a Fair Market Value of $15 for at least fifteen (15) consecutive trading days at any time during the period commencing on the Effective Date and ending on December 31, 2013;
     (3) such date as the Stock shall have maintained a Fair Market Value of $19 for at least fifteen (15) consecutive trading days at any time during the period commencing on the Effective Date and ending on December 31, 2013; and
     (4) such date as the Stock shall have maintained a Fair Market Value of $23 for at least fifteen (15) consecutive trading days at any time during the period commencing on the Effective Date and ending on December 31, 2013;
provided that, notwithstanding anything in this Agreement to the contrary, any unvested Performance RSUs as to which the Performance Condition has not been attained by December 31, 2013 shall be forfeited.
By way of example, if the Grantee remains employed on December 31, 2010 and the Stock has maintained a Fair Market Value of $20 for at least fifteen (15) consecutive trading days at any time through that date, then (i) the Service Condition will have been attained as to the Tranche A RSUs and the Tranche B RSUs, and (ii) the Performance Condition will have been attained as to 75% of each of those Tranches.
     (b) Upon the consummation of a “Change in Control Event,” as defined in the Employment Agreement, each unvested Restricted Stock Unit (both Service RSUs and Performance RSUs) shall vest in full.
     (c) In the event of the termination of the Grantee’s employment with the Company:
     (i) by the Company for “Cause” (as defined in the Employment Agreement) or by the Grantee without “Good Reason” (as defined in the Employment Agreement), all unvested Restricted Stock Units shall be immediately forfeited as of the “Date of Termination” (as defined in the Employment Agreement);
     (ii) by the Company for any reason other than Cause (other than death or “Disability” (as defined in the Employment Agreement)) or by the Grantee with Good Reason:

     (A) each unvested Service RSU shall vest as of the Date of Termination to the extent it would have vested if the Grantee had remained employed for 24 months following the Date of Termination, and
     (B) with respect to each unvested Performance RSU,
     (3) the applicable Service Condition shall be deemed satisfied as of the Date of Termination to the extent it would have been satisfied if the Grantee had remained employed for 24 months following the Date of Termination, and
     (4) the applicable Performance Condition shall be deemed satisfied when and if the average Fair Market Value of the Stock equals or exceeds the Fair Market Value applicable to the Performance Condition for at least fifteen (15) consecutive trading days at any time through the earlier of (x) the date 24 months following the Date of Termination and (y) December 31, 2013;
     (iii) as a result of Grantee’s death or by the Company due to Grantee’s Disability:
          (A) unvested Service RSUs shall vest in full, and
          (B) unvested Performance RSUs shall be treated in the same manner as in the event of a termination by the Company without Cause, as described in Section 2(c)(ii)(B) above.
3. Share Delivery. As soon as practicable following vesting of each Restricted Stock Unit (but in no event later than 30 days following vesting), one (1) share of Stock shall be issued to the Grantee in respect of each such Restricted Stock Unit; provided that
          (a) with respect to each Restricted Stock Unit that vests pursuant to Section 2(b) that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, settlement of such Restricted Stock Unit shall not occur earlier than (i) the consummation of the Change in Control Event if such Change in Control Event constitutes a “change in the ownership” of FR, a “change in effective control” of FR or a “change in the ownership of a substantial portion of the assets” of FR, as each such term is defined in Treas. Reg. Section 1.409A-3(i)(5) (each, a “409A Change in Control Event”) or (ii) if such Change in Control Event does not constitute a 409A Change in Control Event, the earliest of (A) such time as the Restricted Stock Unit would have been settled pursuant to Section 2 of this Agreement had the Change in Control Event not occurred in the case of Service RSUs, and December 31, 2013 in the case of Performance RSUs, (B) the Grantee’s death or “disability” (within the meaning of Section 409A of the Code) or (C) within 5 days of the Grantee’s “separation from service” within the meaning of Section 409A of the Code; and
          (b) with respect to each Restricted Stock Unit that vests pursuant to Section 2(c) that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, settlement of such Restricted Stock Unit shall not occur earlier than (i) the Grantee’s death or “disability” (within the meaning of Section 409A of the Code) or (ii) within 5 days of the Grantee’s “separation from service” within the meaning of Section 409A of the Code.

The Stock underlying the Restricted Stock Units shall be registered by FR on Form S-8 prior to the first date on which any Restricted Stock Units become vested. Notwithstanding the foregoing, (i) FR shall not be obligated to issue shares in certificated form and (ii) FR shall not be obligated to issue any Stock hereunder until all applicable securities laws and other legal and stock exchange requirements have been satisfied.
4. Rights of Stockholder; Dividend Equivalents. The Grantee, by virtue of the Restricted Stock Unit Award, shall have no right to receive dividends with respect to any shares of Stock, or vote any shares of Stock, prior to the issuance of such Stock upon the vesting of Restricted Stock Units hereunder. Notwithstanding the foregoing, the Grantee shall have the right to receive Dividend Equivalents with respect to the Restricted Stock Units which become vested, with Dividend Equivalents in respect of unvested Restricted Stock Units being accumulated by the Company in a bookkeeping account and paid to the Grantee, without interest, when and if the associated Restricted Stock Units become vested. Dividend Equivalents in respect of dividends paid on the Stock on or after the associated Restricted Stock Units become vested, but before shares of Stock are issued to the Grantee in respect thereof, will be paid to the Grantee at the same time as dividends are paid to holders of shares of Stock. Dividend equivalents may be paid at the option of the FR in cash, or in registered shares of Stock based on the Fair Market Value of the Stock on the trading day immediately prior to the payment of the Dividend Equivalent. The grant of the Restricted Stock Unit Award shall not confer on the Grantee any right with respect to continuance of service with the Company nor shall such grant confer any right to future grants of Restricted Stock Units, or any other awards in lieu thereof, while employed by the Company. The grant shall not interfere in any way with the right of the Company to terminate the Grantee’s service at any time, subject to the terms of the Employment Agreement.
5. Recapitalizations, Dividends and Adjustments. In the event of any recapitalization, reclassification, split-up or consolidation of shares of Stock, separation (including a spin-off), dividend on shares of Stock payable in capital stock, rights offering or other similar change in capitalization of FR, merger or consolidation of FR, sale by FR of all or a portion of its assets or other similar event, the Committee shall make such appropriate adjustments in the number and kind of securities, cash or other property which may be issued pursuant to the Restricted Stock Unit Award including, without limitation, Dividend Equivalents, as is necessary to maintain the proportionate interest of the Grantee in FR and preserve the value of the Restricted Stock Unit Award. Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 5 to any Restricted Stock Unit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code, and (ii) any adjustments made pursuant to Section 5 to any Restricted Stock Unit that is not considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Restricted Stock Unit either (A) continues not to be subject to Section 409A of the Code or (B) complies with the requirements of Section 409A of the Code.
6. Nontransferability. The Restricted Stock Unit Award shall not be transferable by the Grantee except by will or the laws of descent and distribution.
7. Withholding. The Grantee agrees to make appropriate arrangements, consistent with the provisions of Section 11 of the Plan as incorporated herein, with FR or the Employer for satisfaction of any applicable tax withholding requirements, or similar requirements, arising out of this Agreement. The Grantee may elect, subject to such ministerial rules as may be established by the Committee from time to time, to have such tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to this Restricted Stock Unit Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due (based on the minimum statutory rates).
8. References. References herein to rights and obligations of the Grantee shall apply, where appropriate, to the Grantee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
9. Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to FR:	First Industrial Realty Trust, Inc.
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
Attn: Chairman of the Board of Directors

If to the Grantee:	At the most recent address on file at FR.
10. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.
11. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the principles of conflict of laws, except to the extent such law is preempted by federal law. Disputes regarding this Agreement and the Restricted Stock Units granted hereunder shall be resolved in accordance with the dispute resolution mechanism set forth in Section 7 of the Employment Agreement.
12. Data Privacy. By executing this Agreement, the Grantee hereby agrees freely, and with full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as the Grantee’s name, salary, job title, position evaluation rating, along with details of all past Awards and current Awards outstanding and awarded under the Plan or otherwise (collectively, the “Data”), for the purpose of managing and administering the Plan, a copy of which the Grantee acknowledges having received and understood. The Grantee further acknowledges and agrees that FR and/or any of its Affiliates (all as defined in the Plan) may make Use of the Data amongst themselves, and/or with any other third parties assisting FR in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, the Grantee hereby further authorizes any Data Recipients, including any Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of Stock on the Grantee’s behalf by a broker or other third party with whom the Grantee may elect to deposit any Stock acquired through the Plan or otherwise. The Company shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. The Grantee may, at any time, review his or her Data and request necessary amendments to such Data. The Grantee may withdraw consent to the Use of the Data herein by notifying FR in writing at the following address: First Industrial Realty Trust, Inc. Attn: Cheryl Wade, 311 S. Wacker Drive, Suite 4000, Chicago, IL 60606, USA; however, because the Data is essential to FR’s ability to administer and manage the Plan and to assess employee admissibility under the Plan, by withdrawing consent to the Use of the Data, the Grantee may affect his or her eligibility to participate in the Plan. By executing this Agreement, the Grantee hereby releases and forever discharges FR from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data for purposes of managing and administering the Plan, including without limitation, any and all claims for invasion of privacy, infringement of the Grantee’s right of publicity, defamation and any other personal, moral and/or property rights.
13. Section 409A. It is the intention of FR that this Agreement and each Restricted Stock Unit granted hereunder shall comply with the requirements of Section 409A of the Code or be exempt from Section 409A of the Code and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code, and this Agreement, the Plan (insofar as it is incorporated by reference into this Agreement) and the terms and conditions of all Restricted Stock Units shall be interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A of the Code, any amount payable to the Grantee hereunder on account of his “separation from service” shall be delayed and paid to the Grantee on the first business day after the date that is six months following the Grantee’s “separation from service.”
     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of date first written above.

FIRST INDUSTRIAL REALTY TRUST, INC.
By:	/s/ W. Edwin Tyler
Name:	W. Edwin Tyler
Title:	Interim Chief Executive Officer and President

     I hereby acknowledge that I have received a copy of the Plan (the terms of which are generally incorporated by reference into this Agreement) and am familiar with the terms and conditions set forth therein. I agree to accept as binding, conclusive, and final all decisions and interpretations of the Committee. As a condition to the receipt of the Restricted Stock Unit Award, I hereby authorize FR and the Employer to withhold from any regular cash compensation payable to me by FR and the Employer any taxes required to be withheld under any applicable law as a result of this Restricted Stock Unit Award.

GRANTEE
By:	/s/ Bruce W. Duncan
Bruce W. Duncan

Date: January 9, 2009